SERVICE AND CONSULTING AGREEMENT

     THIS SERVICE AND CONSULTING AGREEMENT (this "Agreement"), is dated as of December_______, 2003, by and between NICHOLS LABORATORIES, INC., an Illinois Corporation (hereinafter "Nichols"), and AVITAR, INC. (hereinafter "Avitar"):

                                    Section 1
                          SCOPE AND NATURE OF SERVICES

     1.1 Services. Nichols shall provide to Avitar and its subsidiaries commercial lab- based testing services (using oral fluid, hair and any other materials Nichols then tests), research and development analytical services and consultation services in accordance with the Schedule of Fees and Services, attached hereto as Schedule A. Nichols shall at all times use its best efforts to prepare and complete the services and test results submitted by Avitar and to provide the consulting services requested by Avitar under this Agreement.

     1.2 Relationship. Avitar agrees to use its best efforts to utilize Nichols for its analytical services and consulting services during the term of this Agreement. Avitar agrees to provide to Nichols an opportunity to review and bid on any laboratory and consulting services required by Avitar and to meet the prices and terms offered by any other laboratory or consulting source, provided that Nichols can provide services that are equal or better in quality to the laboratory services offered by the other source and meet Avitar's requirements, as determined by Avitar in its sole discretion. Nichols agrees that its pricing for services provided to Avitar shall not be higher than the lowest prices charged by Nichols to its other customers for similar or comparable services.

     1.3 Conduct of Services. All work shall be performed in a workmanlike and professional manner by Nichols with a level of skill and service commensurate with the requirements of this Agreement. Nichols shall be required at all times to implement and observe its own security and safety policies and procedures and Nichols shall observe all reasonable safety policies and procedures of Avitar.

                                    Section 2
                          METHOD OF PERFORMING SERVICES

     2.1 Method of Performing Services. Nichols shall have the right to determine the method, details, and means of performing the work to be done for Avitar. Avitar shall have no right to, and shall not, control the manner or determine the method of accomplishing Nichols 's services. Avitar may, however, require Nichols to observe any security and safety policies of Nichols. Avitar shall be entitled to exercise broad general power of supervision and control over the results of work performed by Nichols to ensure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to require modifications to the work.

     2.2 Reporting. Avitar and Nichols shall develop appropriate administrative procedures for coordinating delivery and completion schedules, workload and work assignments.

     2.3 Place of Work. Nichols will perform the work for Avitar at Nichols's premises except when such projects or tasks are required to be performed in Avitar's offices or elsewhere.

                                    Section 3
                              TERM AND TERMINATION

     3.1 Term. Nichols shall provide services to Avitar under this Agreement beginning on the dates of this Agreement.

     3.2 Termination. The Term of this Agreement may be terminated on the third anniversary of this Agreement; provided, however, that the Term shall continue thereafter for additional one year terms until either party terminates the Term on the third anniversary or at the end of any subsequent one year term by at least ninety (90) days prior written notice from the party desiring to terminate to the other party.

                                    Section 4
                           FEES, EXPENSES, AND PAYMENT

     4.1 Fees. In consideration of the services to be performed, Avitar shall pay to Nichols the fees and rates established in accordance with Schedule A. It is understood and agreed that the payments due to Nichols under this Agreement will be used by Nichols to offset the payments otherwise due to Avitar from Nichols under the terms of the Asset Purchase Agreement dated as of December 1, 2003.

     4.2 Reimbursement of Expenses. In addition to the foregoing, Avitar shall pay to and reimburse Nichols for all of its actual out-of-pocket travel and accommodation expenses as reasonably incurred by Nichols in furtherance of its performance of this Agreement. Any out-of-pocket expenses in excess of $250.00 shall be submitted to Avitar in advance for approval. Nichols agrees to provide Avitar with such receipts, and other records as may be appropriate for Avitar to verify the amount and nature of any such expenses. The foregoing reimbursable expenses shall not be used as offsets between the parties, but Avitar shall promptly pay the balances due to Nichols by cash or by check within 30 days after receipt of an expense invoice from Nichols.

     4.3 Summary of Charges. Nichols shall provide to Avitar a quarterly summary of all expenses (other than Section 4.2 expenses) and charges due Nichols on March 1st, June 1st, September 1st and December 1st of each year during the term of his Agreement, in each case covering the immediately preceding calendar quarter. In addition, not later than March 1st of each year, Nichols shall provide to Avitar a comprehensive accounting of all expenses and charges due to Nichols together with sufficient and complete copies of the business records of Nichols so that Avitar can calculate: (a) the amounts due under this Agreement to Nichols and (b) the amounts due to Avitar under the Asset Purchase Agreement dated as of December 1, 2003. All such expenses and charges due to Nichols shall be applied to the balance due to Avitar.

     4.4 Audits. Avitar shall have the right to conduct an annual review or audit of Nichols' comprehensive accounting of expenses and charges. Nichols shall, upon reasonable terms and at reasonable times, provide access to those financial records of Nichols that are necessary for the purpose of allowing Avitar to review or audit the accuracy of the annual accounting of expenses and charges. Any such access to financial records shall be granted with due regard by Avitar to the protection of Nichols' confidential and private financial information. If the annual accounting by Nichols reports expenses and charges of 5% or more greater than the actual expenses and charges as determined by Avitar after review or audit, then Nichols shall be obligated to reimburse for all costs incurred in the review or audit.

                                    Section 5
                                 CONFIDENTIALITY

     5.1 Confidentiality. Nichols and Avitar acknowledge that each may be given access to information and materials of a competitively sensitive and proprietary nature to both Nichols and Avitar. Nichols and Avitar shall maintain in strict confidence, and shall use and disclose only as authorized, all information and materials of a competitively sensitive or proprietary nature that received in connection with the work performed pursuant to this Agreement. These restrictions shall not be construed to apply to: (1) information and materials generally available to the public; (2) information and materials released by Nichols or Avitar generally without restriction; (3) information and materials independently developed or acquired by Nichols or Avitar without reliance in any way on other protected information and materials; or (4) information and materials approved for the use and disclosure by Nichols or Avitar without restriction.

     5.2 Nichols shall not at any time use Avitar's name or trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of Avitar.

                                   Section 5A
                        NON-COMPETITION; NON-SOLICITATION

     5A.1 During the Term of this Agreement and for a period of one year thereafter, and, if longer, while any part of the Purchase Price as provided in the Asset Purchase Agreement dated as of December 1, 2003 remains unpaid, Nichols and its affiliates shall not, directly or indirectly, without the prior written consent of Avitar:

     (i) sell, distribute or manufacture rapid oral fluid products or materials or services, including consulting in connection with any of the foregoing.

     (ii) solicit or accept business, including lab based oral fluid drug testing business from, or be retained by, any person who, at any time during the Term, was a customer or supplier of Avitar or any affiliate, where such business or retention will be related to and competitive with the rapid oral fluid drug testing business of Avitar or any affiliate.

     (iii)solicit or accept the business of any person who, at any time during the Term, was a customer or supplier of Avitar or any affiliate, with respect to products, including lab based oral fluid drug testing products, similar to those sold by the rapid oral fluid drug testing business of Avitar or any affiliate.

     (iv) solicit or induce any employee of Avitar or any affiliate to leave such employment or hire for any purpose any person who is at such time or has been within the preceding six months an employee of Avitar or any affiliate.

     Items (i) through (iii) above concern the rapid oral fluid drug testing business of Avitar or the effects on such business. Nothing herein shall prohibit Nichols from conducting any confirmation testing of rapid oral fluid drug tests or any lab-based drug testing (except for customers of Avitar as provided above) and validation testing related to this lab-based drug testing, or providing of forensic consulting services in support of rapid oral fluid confirmation testing or in other matters not related to the rapid oral fluid drug testing business.



                                    Section 6
                             LIMITATION OF LIABILITY

     6.1 No Consequential Damages, etc. Neither neither party to this Agreement shall be liable under this Agreement, or as a result of any contractual relationship between the parties, for any incidental, indirect, or consequential damages or lost profits.

     6.2 Force Majeure. Nichols shall not be liable to Avitar for any failure or delay caused by events beyond Nichols 's control, including, without limitation, Avitar's failure to furnish necessary specimens or information; sabotage; failure or delays in transportation or communication; failures or substitutions of equipment; labor disputes; accidents; acts of terrorism or war; shortages of labor, fuel, raw materials or equipment; or technical failures.

                                    Section 7
                                  MISCELLANEOUS

     7.1 Governing Law; Forum Selection. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Illinois as they apply to a contract entered into and performed in that State. Any legal action to enforce this Agreement shall be brought in the Circuit Court of Cook County, Illinois, or in the Federal District Court sitting at Chicago, Illinois.

     7.2 Independent Contractors. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties

     7.3 Notices. All notices required or permitted hereunder shall be given in writing addressed to the respective parties as set forth herein, and shall be delivered by hand or by registered or certified mail, postage prepaid.

     7.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

     7.5 Parties in Interest. This Agreement is enforceable only by the parties hereto and this Agreement is not enforceable by any successor or assignee of either party without the consent of both parties to the assignment of this Agreement. No person or entity shall be considered to be a third-party beneficiary under or pursuant to the terms of this Agreement.

     7.6 No Assignment. Neither party may assign or transfer any of its rights under this Agreement without the consent of both parties to this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year indicated below.

NICHOLS LABORATORIES, INC.                      AVITAR, INC.
1700 South Mt. Prospect Road                    65 Dan Road
Des Plaines, Illinois 60018                     Canton, Massachusetts 02021

By: ______________________________              By: ___________________________

Date: ___________________, 2003                 Date: ____________________, 2003